Exhibit 99.1

NEWS FROM

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS THIRD QUARTER 2003 RESULTS

•                  Optimum Online Surpasses One Million Customers

•                  Digital Video Customers up 157,700 to 755,300 - 26% Penetration

Bethpage, N.Y., November 11, 2003 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the third quarter ended September 30, 2003.  The company also announced that it will restate its previously issued 2003 quarterly financial statements and will revise the quarterly financial results announced today to reflect the impact of the total of approximately $15 million of expenses that were improperly recorded in 2002 and earlier periods.  The results announced today do not include the effects of the restatement and revision, which is currently in progress and is expected to be completed no later than the end of November 2003.

Consolidated third quarter net revenues increased 12% to $975.8 million compared to $872.4 million in the prior year period.  Consolidated operating income totaled $24.2 million, up from $10.5 million in the comparable 2002 period due to the 12% increase in revenue and the incurrence of a $72.0 million restructuring charge in the prior year period compared to $8 million in the current period, offset by a 32% increase in depreciation and amortization expense in this year’s period.  Consolidated adjusted operating cash flow grew 4% to $315.6 million from $302.1 million in the year-ago period.  Adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan and restructuring charges or credits.  Please refer to page 7 for a discussion of our use of “AOCF” as a non-GAAP financial measure and page 9 for a reconciliation of adjusted operating cash flow to operating income and net loss.

Telecommunications Services third quarter net revenues rose 15% over the comparable quarter in 2002 to $693.5 million driven by continued strong customer demand for the company’s digital video and high-speed data services.  Operating income increased 17% to $76.8 million due to strong consumer services revenue growth over the prior year period and a $42.1 million restructuring charge taken in the third quarter 2002, offset by a 40% increase in depreciation and amortization in this year’s period.  Third quarter AOCF increased 9% over the comparable 2002 quarter to $276.7 million and includes $6.1 million of legal and indemnification expenses related to the agreement with the YES Network.  The AOCF increase primarily reflects continued strong customer and resulting revenue growth from Optimum Online, the company’s high-speed data service.  Excluding YES related expenses, Telecommunications Services AOCF increased 11% for the quarter.

Rainbow Media’s Core Networks’ (AMC, IFC (The Independent Film Channel), WE: Women’s Entertainment and Consolidated Regional Sports) third quarter net revenues increased 17% to $149.7 million.  Operating income rose 54% to $59.8 million and AOCF increased 45% to $67.9 million, each compared to the year-earlier quarter.  The Core Network’s affiliate fee revenue and AMC’s and WE’s combined advertising revenue more than doubling from the prior year period were the primary reasons for the strong growth in revenue, operating income and AOCF.  The Core Network’s third quarter 2003 results include proceeds of $8.5 million relating to receivables from Adelphia Communications previously written off.  Excluding the sale of the receivable from the third quarter’s results, operating income and AOCF increased 32% and 26%, respectively.

Cablevision President and CEO James L. Dolan commented:  “In the third quarter, Cablevision’s cable, Lightpath and high-speed businesses demonstrated strong top line growth driven, in large part, by ongoing consumer demand.  Digital television growth remained solid with the addition of nearly 160,000 customers in the quarter, while Optimum Online is now providing service to more than one million customers while enjoying the industry’s highest penetration rate at more than 23%.  Adding to the strength displayed by our now-established digital services is yet another compelling product, Optimum Voice, which is now fully deployed across Cablevision’s entire digital footprint of more than 4 million homes.”

Mr. Dolan continued: “Rainbow Media’s core networks continued to generate notable results, reporting a 17% increase in revenue and a 45% increase in adjusted operating cash flow.  This success is due to higher affiliate fee revenue and outstanding growth in advertising revenue, especially by AMC and WE, which more than doubled their advertising revenue in the past year.”

“Finally, we intend to move forward with our plan to spin off Rainbow DBS and Rainbow Media’s national entertainment services and thus, Cablevision will become two distinct companies, logically organized, with defined strategies and enhanced clarity for investors,” Mr. Dolan concluded.

Telecommunications Services

Telecommunications Services is comprised of:

•                  Consumer Services:  analog video, digital video, high-speed data (HSD), residential telephony and R&D/Technology, and

•                  Business Services:  Lightpath’s commercial telephony, high-speed data and broadband businesses throughout the New York metropolitan area.

Consumer Services

Third quarter net revenues increased 15% to $652.1 million, operating income increased 21% to $77.7 million, and AOCF rose 10% to $260.3 million all compared to the year-earlier period.  AOCF for the third quarter of 2003 includes $6.1 million of legal fees and indemnification expenses related to the company’s agreement with the YES Network compared to $1.5 million of legal expenses incurred in the prior year period.  Excluding these expenses for both periods, Consumer Services AOCF increased 12% for the third quarter.

Highlights for the quarter include:

•                  4,711,600 Revenue Generating Units, up 5% and 26% from June 2003 and September 2002, respectively, including Optimum Voice customers, the company’s new residential VoIP service

•                  755,300 iO: Interactive Optimum digital video customers, up 157,700 in the quarter, or an average of 12,100 per week, for a penetration rate of 25.6% compared to a penetration rate of 2.7% in September 2002

•                  984,800 Optimum Online HSD customers, up 63,700 in the quarter, or an average of 4,900 per week, for a penetration rate of 23.1% compared to 19.5% in September 2002

•                  A loss of 8,900 basic video customers in the quarter almost entirely in New York City. 100% of homes passed in the company’s New York City system will be capable of receiving digital video, high-speed data and voice services by the end of 2003, as compared to less than 50% of homes passed that were capable of receiving such services at the start of 2003

•                  Average consumer revenue per basic video customer of $73.45, a 15% increase compared to $63.71 in the year-earlier period

•                  A 9% increase in advertising revenue primarily due to strong local and regional advertising increases, offset by weakness in national advertising sales

•                  AOCF margin of 39.9% compared to 38.3% at June 30, 2003.  The September 2002 AOCF margin of 41.6% reflects expense savings associated with the reversal of management bonuses.

Business Services - Lightpath

Third quarter net revenues increased 11% to $43.9 million compared to the same quarter in 2002.  Lightpath incurred an operating loss of $1.0 million, compared to operating income of $1.4 million in the prior year period.  AOCF rose 1% to $16.4 million, compared to the prior year period due primarily to higher administrative costs, higher sales and marketing expenses, and the reversal of management bonuses in the third quarter of last year.

Highlights for the quarter include:

•                  A 12% increase in the number of buildings on-net

•                  A 67% increase in the number of Business Class Optimum Online customers to 23,200 compared to 13,900 in September 2002

•                  A 37.3% AOCF margin compared to 45.1% at June 30, 2003 and 40.9% for the year-earlier period, when management bonuses were reversed.

Rainbow

Rainbow Media Holdings, Inc. (Rainbow), a wholly-owned subsidiary of the company, includes the following businesses:  AMC, IFC, WE, fuse, Mag Rack and five local News 12 Networks operating on Long Island, in New Jersey, Westchester, Connecticut and the Bronx, as well as three local MetroChannels and Rainbow Advertising Sales Corp.  Rainbow, through its 60% ownership interest in Regional Programming Partners (40% owned by Fox Sports), also owns interests in Madison Square Garden, Radio City Entertainment, and five regional Fox Sports Net channels outside the New York market, and Rainbow owns a 50% interest in the Fox Sports Net national service.  The results announced today do not include the effects of the restatement and revision which is currently in progress.

AMC/IFC/WE

Third quarter 2003 net revenues increased 23% to $107.0 million, operating income rose 61% to $42.9 million, and AOCF grew 50% to $48.3 million, each compared to the year-ago period.  The strong growth was due primarily to higher affiliate fee revenue at WE and IFC and the combined advertising revenue for AMC and WE more than doubling compared to the prior year period.  The third quarter 2003 results include sale proceeds of $4.3 million for an Adelphia Communications receivable owed to AMC, IFC and WE that was previously written off.   Excluding the sale of the receivable from the third quarter results, operating income and AOCF increased 45% and 37%, respectively.

Highlights for the quarter include:

•                  A 12% increase in the number of IFC viewing subscribers to 28.3 million

•                  An 11% increase in the number of WE viewing subscribers to 46.0 million

•                  Advertising revenue for the third quarter comprised 22% of AMC’s total revenue and 39% of WE’s total revenue compared to 13% and 24%, respectively, for the year-ago period.

Consolidated Regional Sports

Consolidated Regional Sports is comprised of Fox Sports Net Florida and Fox Sports Net Ohio, both of which are 60% owned by Rainbow.  Third quarter 2003 net revenues grew 4% to $42.7 million and operating income rose 41% to $16.9 million each compared to the year earlier period.  AOCF rose 33% to $19.6 million compared to the prior year period.  The third quarter 2003 results include sale proceeds of $4.2 million for an Adelphia Communications receivable owed to Consolidated Regional Sports.  Excluding the sale of the receivable from the third quarter results, operating income and AOCF increased 5% and 4%, respectively, primarily due to lower advertising revenue and higher contractual rights payments.

Non-Consolidated Regional Sports (Fox Sports Net Chicago, Bay Area and New England)

Third quarter net revenues grew 9% to $63.3 million.  Operating income increased 15% to $14.1 million and AOCF rose 13% to $15.1 million, due primarily to a 6% increase in affiliate fee revenue and a 24% increase in advertising revenue compared to the year-earlier period.  The third quarter 2003 results include sale proceeds of $1.1 million for an Adelphia Communications receivable owed to Non-Consolidated Regional Sports.  Excluding the sale of the receivable from the third quarter results, operating income and AOCF increased 6% and 5%, respectively.

Non-Consolidated Fox Sports Net

Fox Sports Net’s viewing subscribers totaled 74.5 million at the end of the quarter, compared to 74.0 million in the prior year period.

Developing Programming/Other

Developing Programming/Other consists of Mag Rack, fuse, Rainbow Network Communications, News 12 Networks, MetroChannels, Rainbow Advertising Sales Corp., IFC Entertainment and other Rainbow start-up ventures.  Third quarter net revenues rose 14% to $47.4 million, and the operating loss for the quarter totaled $26.4 million, a 24% improvement from the year-earlier period.  The AOCF deficit for the quarter of $13.8 million was 29% less than the prior year period.  The increase in revenue is primarily due to new film releases at IFC Films, a $1.2 million collection of a receivable previously written off at IFC Productions and increases in advertising revenue at fuse.  The lower operating loss and AOCF deficit was attributable to the aforementioned revenue increases coupled with lower programming and production costs at Metro TV, and further expense reductions at both Mag Rack and News 12 Networks.

Rainbow DBS - VOOM

The satellite services division reported, for the three-month period ended September 30, 2003, an operating loss of $29.5 million compared to a $0.9 million loss in the prior year period.  AOCF deficit was $29.5 million for the quarter, compared to $0.9 million in the year-earlier period.  The increased operating loss and AOCF deficit was attributable to programming development expenses, research and development expenses, marketing expenses and administrative costs.

Madison Square Garden

Madison Square Garden’s businesses include MSG Network, Fox Sports Net New York, the New York Knicks, the New York Rangers, the New York Liberty, the MSG Arena complex, and Radio City Music Hall.  Third quarter 2003 net revenue totaled $107.8 million, an 8% decrease from the prior year period due primarily to lower event revenue at Radio City Entertainment and lower advertising revenue at MSG Network.  Operating profit for the quarter was $4.3 million compared to an operating loss of $0.5 million in the third quarter of 2002.  AOCF for the quarter was $16.3 million compared to $15.8 million in the prior year period.

Theatres

For the three-month period ended September 30, 2003, net revenue for Clearview Cinemas was $21.0 million compared to $23.1 million in the prior year period, and the operating loss was $0.8 million compared to operating income of $0.2 million in the prior year period.  AOCF for the quarter was $0.9 million compared to $1.6 million in the year-earlier period.

Other

The AOCF deficit totaled $3.0 million for the quarter and is comprised primarily of certain long-term incentive plan expenses.  These non-recurring items, in addition to certain costs related to the AMC accounting investigation and DBS spin off, could total between $20 million and $25 million for the full year.  In addition, recurring costs could be up to an additional $20 million.

Discontinued Operations

The operating results for retail electronics and the Bravo Network have been reported as discontinued operations, net of tax, in the company’s condensed consolidated operations data for all periods presented.

Recent Developments

Spin Off - Satellite Service and Three Rainbow Media National Entertainment Services

On October 23, 2003, Cablevision announced that its board of directors approved an amended plan to spin off Cablevision’s recently launched satellite service (Rainbow DBS).  In addition to Rainbow DBS, the new spun off entity will include three of Rainbow Media’s national entertainment services – AMC, IFC (The Independent Film Channel) and WE: Women’s Entertainment – their subsidiaries, and certain other Rainbow businesses.  Please refer to the company’s press release for further details.

Quadrangle Exercises its “Put” Option

On October 23, 2003, Cablevision announced that Quadrangle Capital Partners had delivered to the company a notice of exercise of its “put right” to require CSC Holdings to purchase all of its Exchangeable Participating Preferred Stock of CSC Holdings, which it purchased earlier this year for $75 million.  Quadrangle’s investment is exchangeable for Cablevision Systems Corporation Class A common stock at an exchange price of $13.98 per share.  The company has 60 days to decide to pay the put price in cash or registered equity securities of Cablevision and, after making that election, has an additional 30 days to pay if it elects to pay in cash and an additional 4 months to pay if it elects to pay in registered equity securities of Cablevision.  Please refer to the company’s press release for further details.

Rainbow DBS - VOOM

On October 15, 2003, Cablevision’s Rainbow DBS introduced “VOOM”, the nation’s first television service designed to meet the demand of the growing underserved HDTV market.  VOOM will feature an exclusive package of 21 HD channels from Rainbow Media as well as several cable favorites, and over-the-air digital broadcast channels delivered in standard definition and in HD where available.  VOOM will be available at more than 1,600 Sears stores nationwide.  Please refer to the company’s press release for further details.

Investigation of Improper Expense Accruals at the National Services Division of Rainbow Media

On June 18, 2003, Cablevision Systems Corporation announced that an internal review initiated by the company identified improperly recorded expenses at the national services division of Cablevision’s Rainbow Media Group.  At the time of the June 18 announcement, the review had found that $6.2 million of expenses for 2003 were accelerated and improperly accrued or expensed in 2002, rather than 2003.  All but $1.7 million of that pre-tax amount was identified and reversed prior to the release of the company’s 2002 results.  The company also stated that, based on the review prior to the June 18 announcement, it believed that improper expenses recorded in 2000 and 2001 were similar in size to those in 2002.

The company also announced on June 18, 2003 that its Audit Committee had retained Wilmer, Cutler & Pickering to conduct an investigation of the matter.  Wilmer, Cutler & Pickering subsequently retained PricewaterhouseCoopers as forensic accountants.

In August 2003, the company announced that Wilmer, Cutler & Pickering reported to the audit committee and management of the company that its investigation to that date had identified, in addition to the amounts announced by the company on June 18, 2003, improperly recognized expenses at the original productions units within the AMC and WE: Women’s Entertainment business units of the national services division of Rainbow Media Holdings and that pre-tax amounts that should have been expensed in 2003 that were expensed in earlier years equaled approximately $3.4 million.

The Wilmer, Cutler & Pickering investigation is continuing and covers all significant operating units within Rainbow Media Holdings, as well as the Telecommunications, Madison Square Garden, and Corporate segments.  The investigation includes a thorough financial evaluation of the facts relating to improper expense recognition and suggestions for improvement of the company’s internal controls.

In November 2003, Wilmer, Cutler & Pickering reported that it has substantially completed its detailed review of year-end expenses that may have been improperly accelerated.  With respect to Rainbow Media Holdings, Wilmer, Cutler & Pickering has reported that it has identified, in addition to the amounts reported in June and August 2003, additional improperly accelerated expenses at AMC and WE: Women’s Entertainment and at most other business units within Rainbow Media Holdings.  For AMC and WE: Women’s Entertainment, the additional pre-tax amounts that should have been expensed in 2003 that were expensed in earlier years equaled approximately $3.8 million, and for the other Rainbow business units equaled approximately $5.0 million, including $0.7 million in non-consolidated businesses.  The improperly recognized expenses in the Rainbow business units primarily relate to sales and marketing, original production and event production activities.  With respect to the non-Rainbow Media Holdings’ units of the company, Wilmer, Cutler & Pickering has further reported that it has identified approximately $1.3 million in accelerated expenses that should have been recorded in 2003, the majority of which consist of sales and marketing, maintenance and consulting expenses.  Wilmer, Cutler & Pickering’s work is continuing and additional amounts may be identified at Rainbow Media Holdings or at other business units of the company.

In light of the findings to date and current status of the Wilmer, Cutler & Pickering investigation, the company has decided that it will restate its previously reported financial statements for the first and second quarters of 2003, and will revise the quarterly financial results released today, to reflect the impact of the above referenced expenses totaling approximately $15 million that were improperly recorded in 2002 and earlier periods.  This restatement and revision, which is currently in progress and is expected to be completed no later than the end of November 2003, includes determining the adjustment to be recorded in each individual quarter of 2003.  In connection with the pending restatement, the company expects to obtain a waiver under the Rainbow Media Holdings and American Movie Classic credit facilities.

The company is also evaluating whether a restatement of any of the company’s previously reported annual and quarterly results of operations for the years 2000 to 2002 may also be required.  Additionally, the company is in the process of evaluating the effect of the improperly recognized expenses on the separate financial statements of its subsidiaries.  The company expects to finalize these evaluations by the time the investigation is complete.

KPMG has advised the company that, due to the status of the Wilmer Cutler & Pickering investigation, it is currently unable to complete its review of the company’s consolidated financial statements for the third quarter of 2003.  KPMG took the same position with respect to the financial statements for the second quarter of 2003.

2003 Outlook

The company revises its full year 2003 guidance as follows:

Telecommunications Services

•                  Telecommunications AOCF growth of 12% from 14% to 16% and Telecommunications revenue growth between 11.5% and 12.5% from 12% to 14%.  The changes in guidance are primarily due to lower than expected video subscriber growth, primarily in New York City, as the rebuild was not completed in the third quarter as expected.  The company had anticipated complete activation in the third quarter, but it has been delayed until December 2003.  In addition, lower revenue per video subscriber is expected due to less video upgrade activity than anticipated, a shortfall in forecasted advertising revenue, and higher bad debt expense.  Higher field service operations costs and call center activity driven principally by new product offerings are also expected to contribute to the lower than anticipated 2003 adjusted operating cash flow.

•                  Basic video customer growth of between 0.25% and 0.50%, down from the previous guidance of a 0.50% increase for the full year.

Excluded from 2003 guidance are:

•                  Amounts that may be paid to the YES Network for certain revenue reductions and expenses that the YES Network might experience during the term of the one-year interim agreement.  Accrued indemnity claims and legal fees related to the YES agreement totaled $6.1 million in the third quarter ($1.4 million in legal fees and $4.7 million for indemnity claims).  The company is currently unable to forecast the amount of any further indemnity claims or legal fees for 2003.

•                  As previously announced, all investments in Rainbow DBS, in 2003 are not included in Total Company guidance for 2003.

•                  Amounts that may be required to be included in the nine months 2003 results as a result of the pending restatement and revision of such results discussed above.

Rainbow Media - Core (AMC/IFC/WE/Consolidated Regional Sports)

Estimates based on actual 2002 results.

		Previous	Revised
•	Revenue growth	17%-19%	18%-20%
•	Adjusted operating cash flow growth	26%-28%	35%

Estimates below exclude, in the base year, a $15.3 million bad debt charge related to the Adelphia Communications bankruptcy filing recorded for the year 2002.

		Previous	Revised
•	Revenue growth	13%-15%	15%-17%
•	Adjusted operating cash flow growth	18%-20%	22%

Total Company

Total Company revenue and adjusted operating cash flow guidance.

Estimates based on actual 2002 results

		Previous	Revised
•	Revenue growth	10%-12%	9%-11%
•	Adjusted operating cash flow growth	17%-19%	14%-15%

Estimates below exclude, in the base year, a $16.3 million bad debt charge related to the Adelphia Communications bankruptcy filing recorded for the year 2002.

		Previous	Revised
•	Revenue growth	9%-11%	8%-10%
•	Adjusted operating cash flow growth	16% -18%	12%-13%

2004 Outlook

Although the 2004 business plan has not yet been fully completed, the company expects that based on the lower 2003 Total Telecommunications AOCF guidance, full year 2004 free cash flow will be modestly negative.  However, the company anticipates it will achieve free cash flow for the fourth quarter of 2004. Further details regarding 2004 guidance are expected to be provided early in the first quarter of 2004.

Non-GAAP Financial Measures

In response to recent SEC guidance, the company will no longer use the term Adjusted EBITDA and will refer to this performance measure as adjusted operating cash flow.  This is a change in terminology only and the company has not changed the way it calculates this measure.

We define adjusted operating cash flow, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan, including those related to the vesting of restricted shares, variable stock options and stock appreciation rights, and restructuring charges or credits.  We believe that the exclusion of such amounts allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of a fluctuating stock price (in the case of variable stock options and stock appreciation rights expense) or, in the case of restricted shares, the settlement of an obligation that will not be made in cash.

We present “adjusted operating cash flow” as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  The company believes adjusted operating cash flow is an appropriate measure for evaluating the operating performance of its business segments and the company on a consolidated basis.  Adjusted operating cash flow and similar measures with other titles is a common performance measure used by investors, analysts and peers to compare performance in our industry.  Internally, we use revenue and adjusted operating cash flow measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  Adjusted operating cash flow should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance presented in accordance with generally accepted accounting principles (“GAAP”).  Since adjusted operating cash flow is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of adjusted operating cash flow to operating income, please see page 9 of this release.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies.  Its cable television operations serve almost 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television offering, Optimum Online high-speed Internet service, Optimum Voice digital voice-over-cable service, and its Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC (The Independent Film Channel), and other national and regional networks. Rainbow also is a 50 percent partner in Fox Sports Net.  In 2003, Cablevision’s Rainbow DBS launched its VOOM satellite service, the first service to offer a comprehensive array of high-definition (HD) television programming.  In addition to its telecommunications and programming businesses, Cablevision is the controlling owner of Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty.  The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Frank J. Golden
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The 3Q 2003 earnings announcement will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 582-2700

Conference call replay number (973) 341-3080 / pin #4171469 until November 18th

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (1)

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues, net	$975,801	$872,419	$2,949,807	$2,703,061

Adjusted operating cash flow	$315,560	$302,131	$916,614	$810,234
Stock plan income (expense)	(1,428)	(5,288)	(21,620)	51,549
Restructuring charges	(8,004)	(72,021)	(11,423)	(76,486)
Operating income before depreciation and amortization	306,128	224,822	883,571	785,297
Depreciation and amortization	(281,955)	(214,273)	(784,874)	(641,544)
Operating income	24,173	10,549	98,697	143,753

Other income (expense):
Interest expense, net*	(167,670)	(122,253)	(421,310)	(361,268)
Equity in net income (loss) of affiliates**	(2,879)	(6,568)	438,075	(28,813)
Gain (loss) on investments, net	52,810	3,798	220,902	(921,803)
Gain (loss) on derivative contracts, net	(39,531)	126,162	(165,782)	944,237
Minority interests	(15,739)	(49,188)	(130,178)	(163,789)
Other items, net	(13,759)	(514)	(15,951)	(19,519)
Income (loss) from continuing operations before income taxes	(162,595)	(38,014)	24,453	(407,202)
Income tax (expense) benefit	49,702	10,001	(93,994)	54,046
Loss from continuing operations	(112,893)	(28,013)	(69,541)	(353,156)
Income (loss) from discontinued operations, net of taxes (including loss of $6,292 on the sale of the retail electronics business in the nine months ended September 30, 2003)	8,316	(51,509)	(13,392)	(74,149)
Net loss	$(104,577)	$(79,522)	$(82,933)	$(427,305)

Basic and diluted net income (loss) per share:

Loss from continuing operations	$(0.39)	$(0.09)	$(0.24)	$(1.21)

Income (loss) from discontinued operations	$0.03	$(0.17)	$(0.05)	$(0.25)

Net loss	$(0.36)	$(0.26)	$(0.29)	$(1.46)

Weighted average common shares (in thousands)	286,716	300,326	285,054	292,680

(1)                      Results for 2003 periods will be restated and revised to reflect the impact of expenses that were improperly recorded in 2002 and earlier periods.  The company is evaluating whether a restatement of the annual or quarterly 2002 amounts is required.

*                             Includes a $43.6 million reclassification of dividends on CSC Holdings’ Series H and Series M Redeemable Preferred Stock for the three and nine months ended September 30, 2003 as a result of the implementation of Statement of Financial Accounting Standards No. 150 as of July 1, 2003.

**                    The equity in net income of affiliates for the nine month period ended September 30, 2003 includes the company’s share of the gain on the sale of Northcoast Communications’ licenses.

ADJUSTMENTS TO OPERATING INCOME

The following is a description of the adjustments to operating income included in this earnings release:

•                  Depreciation and amortization.  This adjustment eliminates depreciation and amortization in all periods.

•                  Stock plan income (expense).  This adjustment eliminates the income or expense associated with vesting, and marking to market, of stock appreciation rights granted under our employee stock option plan, a charge related to the redemption of RMG stock option shares and a charge related to the issuance of restricted shares.

•                  Restructuring charges.  This adjustment eliminates the charges associated with costs related to the elimination of positions, facility realignment, reduction in required digital set top box commitments and other related costs in all periods.

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

Actual September 30, 2003
CAPITALIZATION

Cash	$252,304
Bank debt	$2,042,563
Collateralized indebtedness	1,604,110
Senior notes and debentures	3,692,467
Subordinated notes and debentures	599,184
Notes payable	242,500
Capital lease obligations	83,534
Redeemable preferred stock	1,544,294
Exchangeable preferred stock	80,001
Debt and preferred stock	$9,888,653

LEVERAGE

Debt and preferred stock	$9,888,653
Less: collateralized indebtedness (1), exchangeable preferred stock (1) and cash	1,936,415
Net debt and redeemable preferred stock	$7,952,238

	Actual (5)		Pro Forma (4) (5)
Consolidated net debt and redeemable preferred/adjusted operating cash flow (2)	6.2	x	6.1	x
Restricted Group leverage (Bank Test)	5.4	x	—
Notes and debentures ratio (3)	5.4	x	—

(1)                      Collateralized indebtedness is excluded for the purpose of the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver the stock or its cash equivalent.  Exchangeable preferred stock is excluded from the leverage calculation as it is exchangeable into either common stock or payable in cash at the company’s option.

(2)                      Under the terms of Madison Square Garden’s bank credit agreement, adjusted operating cash flow for Madison Square Garden is based on a trailing 12 months for purposes of calculating leverage and covenant compliance.

(3)                      Reflects debt to cash flow ratio applicable under indentures pursuant to which the notes and debentures were issued.  The Restricted Group annualized running rate adjusted operating cash flow (as defined) for September 30, 2003 was $1,106,300.

(4)                      Consolidated pro forma reflects the consolidation of the cash flows and the additional debt arising from agreements to purchase Fox Sports Net Bay Area and Fox Sports Net Chicago.

(5)                      Results for 2003 periods will be restated and revised to reflect the impact of expenses that were improperly recorded in 2002 and earlier periods.  The company is evaluating whether a restatement of the annual or quarterly 2002 amounts is required.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

NET REVENUES

	Three Months Ended September 30,
	2003	2002	% Change

Consumer Services	$652,079	$569,553	14.5%
Business Services	43,875	39,714	10.5%
Eliminations*	(2,439)	(4,013)	39.2%
Total Telecommunications	693,515	605,254	14.6%
AMC/IFC/WE	107,015	86,690	23.4%
Consolidated Regional Sports	42,725	41,287	3.5%
Subtotal Core Networks	149,740	127,977	17.0%
Developing/Other	47,406	41,477	14.3%
Eliminations*	(6,687)	(5,771)	(15.9)%
Total Rainbow	190,459	163,683	16.4%
MSG	107,780	116,738	(7.7)%
Rainbow DBS	—	—	—
Theatres	20,955	23,099	(9.3)%
Eliminations**	(36,908)	(36,355)	(1.5)%
Total Cablevision	$975,801	$872,419	11.9%

*                             Represents intra-segment revenues.

**                      Represents inter-segment revenues.

NET REVENUES

	Nine Months Ended September 30,
	2003	2002	% Change

Consumer Services	$1,870,401	$1,697,371	10.2%
Business Services	132,683	116,433	14.0%
Eliminations*	(10,746)	(12,040)	10.7%
Total Telecommunications	1,992,338	1,801,764	10.6%
AMC/IFC/WE	321,192	251,869	27.5%
Consolidated Regional Sports	121,124	107,910	12.2%
Subtotal Core Networks	442,316	359,779	22.9%
Developing/Other	131,805	125,649	4.9%
Eliminations*	(18,535)	(16,996)	(9.1)%
Total Rainbow	555,586	468,432	18.6%
MSG	449,380	477,639	(5.9)%
Rainbow DBS	—	—	—
Theatres	61,700	64,589	(4.5)%
Eliminations**	(109,197)	(109,363)	0.2%
Total Cablevision	$2,949,807	$2,703,061	9.1%

*                             Represents intra-segment revenues.

**                      Represents inter-segment revenues.

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW*

	Operating Income (Loss)			Adjusted Operating Cash Flow**
	Three Months Ended September 30,		%	Three Months Ended September 30,		%
	2003	2002	Change	2003	2002	Change

Consumer Services	$77,742	$64,521	20.5%	$260,314	$236,800	9.9%
Business Services	(983)	1,361	(172.2)%	16,367	16,261	0.7%
Total Telecommunications	76,759	65,882	16.5%	276,681	253,061	9.3%
AMC/IFC/WE	42,850	26,683	60.6%	48,333	32,229	50.0%
Consolidated Regional Sports	16,916	12,043	40.5%	19,597	14,753	32.8%
Subtotal Core Networks	59,766	38,726	54.3%	67,930	46,982	44.6%
Developing/Other	(26,423)	(34,710)	23.9%	(13,793)	(19,288)	28.5%
Total Rainbow	33,343	4,016	—	54,137	27,694	95.5%
MSG	4,255	(536)	—	16,253	15,834	2.6%
Rainbow DBS	(29,463)	(902)	—	(29,448)	(902)	—
Theatres	(847)	151	—	908	1,565	(42.0)%
Other	(59,874)	(58,062)	(3.1)%	(2,971)	4,879	(160.9)%
Total Cablevision	$24,173	$10,549	129.1%	$315,560	$302,131	4.4%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW*

	Operating Income (Loss)			Adjusted Operating Cash Flow**
	Nine Months Ended September 30,		%	Nine Months Ended September 30,		%
	2003	2002	Change	2003	2002	Change

Consumer Services	$209,104	$271,813	(23.1)%	$730,857	$673,391	8.5%
Business Services	1,123	(3,121)	136.0%	52,031	36,612	42.1%
Total Telecommunications	210,227	268,692	(21.8)%	782,888	710,003	10.3%
AMC/IFC/WE	126,935	83,893	51.3%	145,198	96,698	50.2%
Consolidated Regional Sports	34,044	22,823	49.2%	42,765	28,882	48.1%
Subtotal Core Networks	160,979	106,716	50.8%	187,963	125,580	49.7%
Developing/Other	(90,622)	(96,748)	6.3%	(49,820)	(72,103)	30.9%
Total Rainbow	70,357	9,968	—	138,143	53,477	158.3%
MSG	(6,741)	36,786	(118.3)%	39,665	75,398	(47.4)%
Rainbow DBS	(34,766)	(1,586)	—	(34,590)	(1,586)	—
Theatres	(1,230)	(2,826)	56.5%	4,385	2,316	89.3%
Other	(139,150)	(167,281)	16.8%	(13,877)	(29,374)	52.8%
Total Cablevision	$98,697	$143,753	(31.3)%	$916,614	$810,234	13.1%

*                             Results for 2003 periods will be restated and revised to reflect the impact of expenses that were improperly recorded in 2002 and earlier periods.  The company is evaluating whether a restatement of the annual or quarterly 2002 amounts is required.

**                      Adjusted operating cash flow excludes restructuring charges of $8.0 million and $11.4 million in the three and nine months ended September 30, 2003, respectively, and $72.0 million and $76.5 million in the three and nine months ended September 30, 2002, respectively.  It also excludes actual stock plan expense of $1.4 million and $21.6 million in the three and nine months ended September 30, 2003, respectively, and actual stock plan expense (income) of $5.3 million and $(51.5) million in the three and nine months ended September 30, 2002, respectively.  Adjusted operating cash flow includes the long-term incentive plan expenses of $13.4 million and $29.2 million in the three and nine months ended September 30, 2003, respectively, and long-term incentive plan expenses of $4.3 million and $16.4 million in the three and nine months ended September 30, 2002, respectively.  The long-term incentive plan expenses are cash awards to senior executives of the company that vest over varying periods, some of which are performance based.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

	September 30, 2003	June 30, 2003	September 30, 2002
CONSUMER SERVICES

Homes Passed	4,392,600	4,383,600	4,361,600
Basic Video Customers	2,954,956	2,963,885	2,968,508
Digital Video Customers	755,325	597,605	80,400
High-Speed Data Customers	984,835	921,105	680,025
Voice Customers	5,006	—	—
Residential Telephone Customers	11,489	11,745	12,325
Total Revenue Generating Units	4,711,611	4,494,340	3,741,258
Basic Video Penetration	67.3%	67.6%	68.1%
Customer Relationships (a)	3,041,727	3,039,178	3,012,743

iO - Digital Video

Homes Released	4,268,500	4,033,600	1,571,350
Customers	755,325	597,605	80,400
Penetration of Basic Video Customers	25.6%	20.2%	2.7%

Optimum Online - High-Speed Data

Homes Released	4,268,500	4,034,365	3,494,090
Customers (b)	984,835	921,105	680,025
Penetration	23.1%	22.8%	19.5%

Optimum Telephone - Residential

Homes Marketed	157,320	157,320	157,320
Customers	11,490	11,745	12,325
Penetration	7.3%	7.5%	7.8%

Consumer Revenues for the three months ended (dollars in millions, except per customer data)

Video (c)	$501	$491	$470
Advertising	22	21	20
Other (d)	3	6	11
Total Video Revenues	526	518	501
High-Speed Data	118	99	66
Residential Telephone and Other	8	7	3
Total Consumer Revenue	$652	$624	$570
Average Consumer Revenue per Basic Video Customer	$73.45	$70.29	$63.71

BUSINESS SERVICES

Buildings on-net	1,625	1,580	1,445
Access Lines	140,282	138,501	140,560
Fiber Miles (e)	118,173	114,168	61,165
Route Miles	2,292	2,250	1,544

(a)                      Number of customers who receive at least one level of service without regard to which service they subscribe.

(b)                     Includes 23,175 business modem customers as of September 30, 2003, 21,100 as of June 30, 2003 and 13,850 as of September 30, 2002.

(c)                      Video revenue includes analog, digital, PPV and VOD revenue.

(d)                     Includes installation revenue, guide revenue, and other product offerings.

(e)                      Fiber miles include Westchester region, previously excluded.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
CAPITAL EXPENDITURES

Consumer premise equipment	$120,620	$53,318	$361,616	$161,835
Scalable infrastructure	13,990	56,759	41,186	135,673
Line extensions	4,175	6,045	15,853	23,807
Upgrade/rebuild	31,709	43,188	109,262	162,230
Support	15,323	20,103	32,007	71,681
Total Consumer	185,817	179,413	559,924	555,226
Commercial	19,446	27,404	38,441	86,523
Total Telecommunications	205,263	206,817	598,365	641,749
Rainbow	4,555	8,029	10,772	23,195
MSG	1,025	11,555	3,539	27,981
Rainbow DBS	23,722	29,593	41,630	75,150
Other	2,931	11,456	7,631	51,438
Total Cablevision	$237,496	$267,450	$661,937	$819,513

NON-CONSOLIDATED REGIONAL SPORTS – Managed Businesses*

100% of these affiliated entities’ net revenues, operating income and adjusted operating cash flow are reflected below:

	Three Months Ended September 30,
Non-Consolidated Regional Sports	2003	2002	% Change

Revenues, net	$63,339	$58,056	9.1%
Operating income	14,068	12,239	14.9%
Adjusted operating cash flow	15,141	13,372	13.2%

	Nine Months Ended September 30,
Non-Consolidated Regional Sports	2003	2002	% Change

Revenues, net	$186,664	$167,465	11.5%
Operating income	31,544	31,428	0.4%
Adjusted operating cash flow	36,444	29,471	23.7%

Note:       Regional Sports includes Fox Sports Net Chicago, Fox Sports Net Bay Area and Fox Sports Net New England in which Rainbow holds a 30% effective ownership interest.

*                             Results for 2003 periods will be restated and revised to reflect the impact of expenses that were improperly recorded in 2002 and earlier periods.  The company is evaluating whether a restatement of the annual or quarterly 2002 amounts is required.

	Viewing Subscribers		Basic Subscribers
	September 30,		September 30,
	2003	2002	2003	2002
	(in thousands)
SUBSCRIBERS

AMC	73,500	72,400	80,800	79,400
WE	46,000	41,600	68,100	64,400
IFC	28,300	25,300	68,500	63,600
fuse	28,100	25,000	60,900	56,600
Consolidated Regional Sports (Florida & Ohio)	8,200	7,800	8,800	8,400
Non-Consolidated Fox Sports Networks (Bay Area, New England, Chicago)	10,600	10,600	11,700	11,600
Fox Sports Net	74,500	74,000	87,500	82,900